For Immediate Release:  Financial and Business Editors . . . October 23, 2007

The Bank Holdings Reports 40% Increase in Net Income

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank (also doing business as Silverado Bank in California) and its “1031” companies (Granite Exchange and Rocky Mountain Exchange) today reported unaudited consolidated financial results for the quarter ended September 30, 2007.

Third Quarter Highlights:

•	Total assets of $653 million, an increase of 42% over the third quarter of 2006.

•	Net income was $750,000, an increase of 40% over the third quarter of 2006.

•	Total loans outstanding increased to a record $490 million, a 58% increase over the third quarter of 2006.

•	Core earnings (income from continuing operations before income taxes) were $1.163 million, an increase of 27% from the same quarter of the previous year.

•	Net interest margin was 3.77%, a seven (7) basis point increase over the same period last year.

“We continue to make positive strides, transitioning from an emphasis on aggressive growth to a focus on increased profitability. Our assets are up 42% over the third quarter of last year, inclusive of the $150 million from our November 2006 acquisition; without the acquisition, our internal growth is approximately nine percent (9%). With the uncertainties of the current economy, growth has taken a back seat to tighter management controls of our operations and underwriting standards. Our third quarter results reflect this control strategy with our profitability slightly down on a linked quarter basis. We are taking aggressive action in the recognition of potential problem credits with over $3.8 million in loans placed on non-accrual during the third quarter which included a $300,000 interest income reversal. Even after the reversal of interest income for the potential problem credits, our year-to-date pretax profit of $3.191 million is double the $1.569 million reported for the same period last year,” said Chairman and Chief Executive Officer Hal Giomi.

“We continue to battle the competition for demand deposits. Our new deposit acquisition strategies (health savings accounts, remote deposit and enhanced on-line banking products) along with the opening of our Rancho Cordova, California branch are assisting in our effort for more profitable core deposit growth during 2007. We continue to witness an up tick in loan delinquencies; however, we believe our loan pricing model remains strong and we are committed to our disciplined credit culture in this current economic environment. We are continuing to work through this changing economic climate, taking advantage of the opportunities currently available to us and more importantly positioning ourselves strategically for 2008,” Mr. Giomi said.

Third Quarter Results
After-tax net income of $750,000 was reported for the third quarter of 2007, as compared to $534,000 for the same period of 2006, an increase of 40%. The amount reported for the third quarter of 2007 is a decline of approximately 7% from the net income of $804,000 reported for the second quarter of 2007. Asset growth has moderated as compared to prior periods, with total assets at September 30, 2007 of $653 million, as compared to $662 million at June 30, a decline of approximately 1%.

Earnings Per Share & Performance Ratios
Basic earnings per share for the quarter ended September 30, 2007 were $0.13, as compared to $0.13 for the same period from the prior year. This calculation is based on 5,831,099 average shares outstanding at September 30, 2007 and 4,117,086 at September 30, 2006. Diluted earnings per share for the third quarter of 2007 were $0.13 on 5,963,458 average diluted shares, as compared to $0.13 per share on 4,243,078 average diluted shares for the third quarter of 2006. The increase in shares is attributable to the private placement completed August 2006, and the issuance of stock in the acquisition of NNB (NNB Holdings, Inc., parent company of Northern Nevada Bank) completed in November of 2006.

Return on average assets was 0.45% and return on average equity was 3.97% for the third quarter of 2007, as compared to 0.48% and 5.17%, respectively for the third quarter of 2006. It should be noted that the Company was not fully taxable in the third quarter of 2006.

Balance Sheet Information

Since Year End 2006
Total assets increased by $1 million to $653 million from $652 million, or less than 1%, while loans increased by $26 million to $490 million from $464 million, or 6%. Over the same period, deposits increased $20 million or 4% to $517 million from $497 million. Borrowed funds decreased $11 million over the same period.

Since September 30, 2006
Total assets were $653 million at September 30, 2007, as compared to $461 million at September 30, 2006. Total assets increased by approximately $150 million with the acquisition of NNB completed November of 2006. Gross loans were $490 million at September 30, 2007, an increase of $179 million or 58%, from the $311 million reported at September 30, 2006. Of this loan growth, the acquisition of NNB represented about $120 million. Deposits at September 30, 2007 were $517 million, an increase of $165 million, or 47%, as compared to the $352 million reported for June 30, 2006. The acquisition of NNB added approximately $120 million of these deposits.

Income and Expense Comparisons

Quarterly Analysis
On a quarterly basis, the unaudited consolidated earnings for the three months ended September 30, 2007 were $750,000, as compared to $534,000 for the same three-month period of the previous year, and as compared to $804,000 for the three months ended June 30, 2007. In the third quarter of 2007, net interest income before the provision for loan losses was $5.6 million, which represents a 44% increase from the $3.9 million reported for the same period in 2006.

Provision for Loan Losses
Loan loss provision in the third quarter was $346,000, as compared to $247,000 for the three months ended September 30, 2006. Net loan losses of $450,000 posted during the quarter, bringing the loan loss reserve to $5.5 million or 1.12% of total loans. The ratio of average gross loans to average total assets for the quarters ended September 30, 2007 and 2006 was 74% and 67%, respectively. The percentage increase reflects the continued expansion of the loan portfolio as a percentage of average earnings assets for the Company as a whole.

Interest Income & Interest Expense
For the third quarter of 2007, interest income was $11.5 million, and net interest income was $5.6 million as compared $7.8 million and $3.9 million for the same period of 2006. The third quarter results are net of a charge of over $300,000 for interest reversals on non-accrual loans. This compares to the second quarter of 2007, when interest income was $11.2 million and net interest income was also $5.6 million. For the second quarter of 2006, interest income was $6.9 million, net interest income was $3.6 million, and the provision for loan losses was a reversal of $124,000.

Non-Interest Income & Expense
Non-interest income for the quarter ended September 30, 2007 was $163,000, as compared to $535,000 for the same period of 2006. The decline in non-interest income is attributable to posted unrealized losses of $240,000 in the equity trading portfolio and a decline of $190,000 in fee income from the exchange companies during the third quarter of 2007. Non-interest expenses were $4.3 million for the quarter ended September 30, 2007, as compared to $3.3 million for the same period of the previous year. The increase in expenses was largely due to additional SOX 404 activities, and year-to-date audit and legal expense. At September 30, 2007, the Bank (Nevada Security Bank and Silverado Bank) operated eight branches and an operations center with 107 FTE. This represents a significant increase from September 30, 2006 when the Bank had only five branches and 79 FTE. At the current time, the “1031” companies operate two office locations with 10 FTE and The Bank Holdings has 3 FTE for a Company-wide total of 120 FTE.

Credit Quality
At September 30, 2007, the Bank had $5.7 million in non-performing assets, while at June 30, 2007, the Bank had $1.9 million in non-performing assets and $528,000 in non-performing assets at September 30, 2006. Economic activity has definitely slowed in both our northern Nevada and northern California market and is representative of the general malaise of the US economy. As a result, the Bank has emphasized the early recognition of potential problem credits, enhanced and strengthened its underwriting criteria, and performed an extensive internal review of its loan portfolio. Although we have experienced an increase in delinquencies and problem loans, management remains confident in the underlying quality of the loan portfolio and current underwriting policies and procedures.

Taxes
The Company had a tax loss carry-forward during the first quarter of 2006, but is a fully taxable entity at the current time. As a result, the third quarter 2007 provision for taxes was $413,000, as compared to $382,000 for the same quarter of the previous year. The year-to-date tax provision at September 30, 2007 was $1.2 million, as compared to $422,000 for the same nine month period of 2006.

Operating Activities
During the third quarter of 2007, management has been extensively involved in SOX 404 activities. Two audit firms are testing procedures, performing independent validations of the procedures, and completing “walk-throughs” to corroborate our representations of activities performed in the Company’s lending, deposit, finance, administrative, and 1031 divisions. It is anticipated that the increased activity in 2007 will result in double the audit, legal, and tax costs borne by the Company during 2006.

During the second quarter of 2007, Nevada Security Bank, within its Silverado Bank northern California operating division, opened its second northern California branch office in Rancho Cordova, California.

During the first quarter of 2007, the Company adopted SFAS 159 and 157. The fair value option was utilized for certain SBA and USDA government guaranteed loans which were purchased during late 2003 and early 2004 to increase portfolio returns, improve internal liquidity, and enhance portfolio cash flows. The cost basis of these assets was approximately $14.4 million with a fair value of $13.7 million as of March 31, 2007. The September 30, 2007 fair value of these assets is $905,000 after sales of $9.2 million during the second and third quarters of 2007.

Earnings Guidance
“We have re-evaluated our growth potential for 2007 and have moderated our 2008 outlook as well. With recent FOMC activities, the previous expectations that margins would creep higher by 3-5 basis points per quarter are unlikely to occur. Further, the internal costs of SOX implementation, testing and compliance have added a dimension to business interruption planning that we never anticipated. While we will perform at a higher incremental rate than that of 2006, we do not have the expectations for 2007 and 2008 that we once had,” Chief Financial Officer Jack Buchold said.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank, Granite Exchange and Rocky Mountain Exchange. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $69 million and operates eight branches; six in northern Nevada and two in northern California, which are separately branded as Silverado Bank. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. The two exchange companies each operate one office: Rocky Mountain Exchange in Bozeman, Montana and Granite Exchange in Roseville, California. For additional information, please visit www.nevadasecuritybank.com, www.silveradobank.com, www.ges1031.com, and www.rockymountainexchange.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national, Nevada and California economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-K as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or
Jack Buchold, Chief Financial Officer
The Bank Holdings or www.thebankholdings.com
Nevada Security Bank or www.nevadasecuritybank.com
Mailing Address: P. O. Box 19579 (89511)
Physical Address: 9990 Double R. Blvd. (89521)
Reno, Nevada
Phone:  775-853-8600
FAX:    775-853-2056

Summary Selected Consolidated
Financial Data
	Quarter Ended	Quarter Ended
	September 30, 2007	September 30, 2006	Year Ended December
	(4)	(4)	31, 2006
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$11,543	$7,736	$31,039
Interest expense	5,923	3,855	15,083

Net interest income	5,620	3,881	15,956
Provision for loan losses	346	247	771
Non — interest income	163	535	1,682
Non — interest expenses	4,263	3,250	13,582
(Loss)/income attributable to minority shareholders	(11)	(3)	127
Provision for income taxes	413	382	1,075

Net income	$750	$534	$2,083

Period End Data
Assets	653,347	461,335	651,540
Loans, gross	489,931	310,716	463,859
Securities	79,987	96,168	92,927
Deposits	516,841	352,002	496,997
Other borrowed funds	49,119	53,494	60,149
Shareholders’ equity	75,203	45,489	73,568
Average Balance Sheet
Assets	654,344	441,582	452,179
Loans, gross	485,102	295,691	308,411
Securities	82,063	91,222	91,736
Deposits	501,260	362,452	359,932
Shareholders’ equity	74,954	40,959	41,256
Asset Quality
Non-performing assets (1)	5,660	528	549
Allowance for loan losses	5,480	3,251	5,430
Net charge-offs	450	—	—
Non-performing assets to total assets	0.87%	0.11%	0.08%
Allowance for loan losses to loans	1.12%	1.05%	1.17%
Net Charge-offs to average loans	0.09%	—	—
Per Common Share (3)
Basic income per share	0.13	0.13	0.51
Diluted income per share	0.13	0.13	0.49
Book value per share	12.90	10.50	12.62
Period end common shares outstanding	5,831,099	4,333,081	5,831,099
Wtd average shares outstanding -basic	5,831,099	4,117,086	4,117,351
Wtd average shares outstanding -diluted	5,963,458	4,243,078	4,290,122
Financial Ratios
Return on average assets	0.45%	0.48%	0.46%
Return on average equity	3.97%	5.17%	5.05%
Net interest margin (2)	3.77%	3.70%	3.81%
Tier 1 leverage capital ratio	10.40%	12.00%	9.85%

(1) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.
(2) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(3) Adjusted for 5% stock dividend of February 15, 2007.
(4) Unaudited.

Summary Selected Consolidated
Financial Data
	Quarter Ended	Quarter Ended June	Year Ended December
	June 30, 2007 (4)	30, 2006 (4)	31, 2006
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$11,222	$6,916	$31,039
Interest expense	5,584	3,274	15,083

Net interest income	5,638	3,642	15,956
Provision for loan losses	234	(124)	771
Non — interest income	605	249	1,682
Non — interest expenses	4,679	3,348	13,582
(Loss)/income attributable to minority shareholders	(15)	(35)	127
Provision for income taxes	541	33	1,075

Net income	$804	$669	$2,083

Period End Data
Assets	662,000	418,548	651,540
Loans, gross	476,936	280,890	463,859
Securities	83,081	89,827	92,927
Deposits	483,707	342,266	496,997
Other borrowed funds	78,619	37,994	60,149
Shareholders’ equity	74,504	33,185	73,568
Average Balance Sheet
Assets	644,567	404,882	452,179
Loans, gross	474,010	274,080	308,411
Securities	87,414	91,222	91,736
Deposits	479,867	333,724	359,932
Shareholders’ equity	74,071	31,190	41,256
Asset Quality
Non-performing assets (1)	1,881	—	549
Allowance for loan losses	5,584	3,004	5,430
Net charge-offs	260	—	—
Non-performing assets to total assets	0.28%	—	0.08%
Allowance for loan losses to loans	1.17%	1.07%	1.17%
Net Charge-offs to average loans	0.06%	—	—
Per Common Share (3)
Basic income per share	0.14	0.19	0.51
Diluted income per share	0.13	0.18	0.49
Book value per share	12.78	9.17	12.62
Period end common shares outstanding	5,831,099	3,620,404	5,831,099
Weighted average shares outstanding -basic	5,831,099	3,362,733	4,117,351
Weighted average shares outstanding -diluted	5,993,284	3,639,765	4,290,122
Financial Ratios
Return on average assets	0.51%	0.67%	0.46%
Return on average equity	4.40%	8.70%	5.05%
Net interest margin (2)	3.94%	3.82%	3.81%

(1) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.
(2) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(3) Adjusted for 5% stock dividend of February 15, 2007.
(4) Unaudited.

Summary Selected Consolidated
Financial Data
	Quarter Ended	Quarter Ended March	Year Ended December
	March 31, 2007 (4)	31, 2006 (4)	31, 2006
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$11,342	$6,184	$31,039
Interest expense	5,992	3,067	15,083

Net interest income	5,350	3,117	15,956
Provision for loan losses	180	473	771
Non — interest income	422	221	1,682
Non — interest expenses	4,933	2,882	13,582
(Loss)/income attributable to minority shareholders	(24)	—	127
Provision for income taxes	226	7	1,075

Net income	$457	$(24)	$2,083

Period End Data
Assets	647,418	400,986	651,540
Loans, gross	464,253	273,735	463,858
Securities, HTM and AFS	90,544	91,369	92,927
Deposits	514,841	317,203	496,997
Other borrowed funds	36,384	50,681	60,149
Shareholders’ equity	73,779	29,264	73,568
Average Balance Sheet
Assets	660,874	378,187	452,179
Loans, gross	469,549	258,086	308,411
Securities	92,966	87,806	91,736
Deposits	511,910	318,914	359,932
Shareholders’ equity	73,398	28,819	41,256
Asset Quality
Non-performing assets (1)	913	—	549
Allowance for loan losses	5,502	3,128	5,430
Net charge-offs	108	—	—
Non-performing assets to total assets	0.14%	—	0.08%
Allowance for loan losses to loans	1.19%	1.14%	1.17%
Net Charge-offs to average loans	0.023%	—	—
Per Common Share (3)
Basic income per share	0.08	(0.01)	0.51
Diluted income per share	0.08	(0.01)	0.49
Book value per share	12.65	8.89	12.62
Period end common shares outstanding	5,831,099	3,290,229	5,831,099
Weighted average shares outstanding -basic	5,831,099	3,281,171	4,117,351
Weighted average shares outstanding -diluted	6,002,124	3,548,685	4,290,122
Financial Ratios
Return on average assets	0.28%	(0.03)%	0.46%
Return on average equity	2.53%	(0.34)%	5.05%
Net interest margin (2)	3.72%	3.51%	3.81%

(1) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.
(2) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(3) Adjusted for 5% stock dividend of February 15, 2007.
(4) Unaudited.